Exhibit 99.1

M. Philion

09/08/04

EnerSys Reports Earnings for First Quarter FY2005

Reading, PA, September 9, 2004, EnerSys (NYSE: ENS), one of the world’s largest manufacturers, marketers and distributors of industrial batteries, today announced net earnings for its first fiscal quarter of 2005 ending July 4, 2004 of $9,027,000 and net earnings available to common shareholders of $872,000, or $0.08 per share (basic and diluted) compared to $5,800,000 of net earnings and $157,000 of net earnings available to common shareholders or $0.01 per share (basic and diluted) in the prior year first fiscal quarter.  After giving effect to the July 30, 2004 EnerSys IPO as if it occurred at the beginning of the first quarter of both fiscal 2005 and 2004, pro forma net earnings per share were $0.23 per share (basic and diluted) in the fiscal 2005 first quarter and $0.11 per share basic and $0.10 per share diluted in the fiscal 2004 first quarter.  Net sales for the first quarter were $263,261,000 compared to $218,265,000 in the prior year first quarter, or an increase of over 20%, with net earnings up over 50% from the prior year and diluted pro forma net earnings per share up 130% from the first quarter of the prior year results.

EnerSys’ fiscal 2005 first quarter operating results for its reporting segments compared to the fiscal 2004 first quarter are as follows:

Reserve Power – Net sales increased over 16% to $124,800,000, while operating earnings increased over 175% to $11,300,000 with margins increasing 530 bps to 9.1%.

Motive Power – Net sales increased over 24% to $138,500,000, while operating earnings increased over 30% to $11,300,000 with margins increasing 40 bps to 8.2%.

“We achieved a strong improvement in our first quarter of fiscal 2005 net sales and earnings results in our global business primarily due to three factors.  First is the positive impact from the first synchronized global economic recovery in many years.  Second is significant growth in our Asian business with net sales increasing over 67%.  Third is our success in continuing to expand our global market share,” stated John D. Craig, Chairman, President and Chief Executive Officer of the company.  “We anticipate in the fiscal 2005 second quarter, traditionally our slowest, pro forma net earnings per share will be comparable to those of our first quarter,” he said.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances.  Our actual results may differ materially from the forward-looking statements for a number of reasons. For a list of the factors, which could affect our future results, including our earnings estimates, see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Statements,” set forth in our Quarterly Report on Form 10-Q for the first fiscal quarter ended July 4, 2004, which was filed with the U.S. Securities and Exchange Commission.

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  EnerSys’ management uses the non-GAAP measures in their analysis of the company’s performance.

These measures, as used by EnerSys, adjust net earnings determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with our IPO, and certain non-cash charges.  Management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of our business.  These disclosures should not be viewed as a substitute for net earnings determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

EnerSys and Subsidiaries

Summary of Earnings

(In thousands, except share and per share data)

(Unaudited)

	Three months ended
	July 4, 2004	June 29, 2003

Net sales	$263,261	$218,265
Gross profit	66,718	52,556
Operating earnings	22,515	12,489
Earnings before income taxes	14,359	9,359
Net earnings	$9,027	$5,800
Net earnings available to common shareholders	$872	$157
Net earnings per common share
Basic	$0.08	$0.01
Diluted	$0.08	$0.01
Weighted average shares outstanding
Basic	11,014,421	11,014,421
Diluted	11,516,868	11,157,306
Pro forma net earnings per common share (1)
Basic	$0.23	$0.11
Diluted	$0.23	$0.10
Pro forma weighted average shares outstanding (1)
Basic	45,532,715	45,532,715
Diluted	46,035,162	46,035,162

(1)          Giving effect to our IPO as if it occurred at the beginning of the first fiscal quarter of 2005 and 2004.  Fiscal 2005 first quarter pro forma net earnings per share excludes $1,300 of interest expense (net of tax) from the assumed repayment of debt from IPO proceeds and excludes the series A convertible preferred stock dividend of $8,155.  Fiscal 2004 first quarter pro forma net earnings per share includes $440 of additional interest expense (net of tax) for additional borrowings from the March 2005 recapitalization, net of the assumed repayment of debt from the IPO proceeds, and excludes the series A convertible preferred stock dividend of $5,643.  Pro forma weighted average shares outstanding are 45,532,715 basic and 46,035,162 diluted for both the first quarter of fiscal 2005 and 2004.

Source: EnerSys